                                                                    EXHIBIT 99.2

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholder of
Ryder Automotive Carrier Services, Inc.:

     We have audited the accompanying consolidated balance sheets of Ryder Automotive Carrier Services, Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, cash flows and shareholder's equity for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ryder Automotive Carrier Services, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Miami, Florida
February 28, 1997

            RYDER AUTOMOTIVE CARRIER SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              -------------------    JUNE 30,
                                                                1995       1996        1997
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
                                                                                    -----------
                                            ASSETS
Current assets:
  Cash......................................................  $  4,558   $  1,441    $  6,047
  Receivables, net..........................................    43,945     39,404      46,396
  Inventories...............................................    11,012      4,594       3,624
  Deferred income taxes.....................................     5,653      7,620       6,509
  Prepaid expenses and other current assets.................    13,768     12,813      13,928
                                                              --------   --------    --------
          Total current assets..............................    78,936     65,872      76,504
Revenue earning equipment, net..............................   137,967    142,535     134,493
Operating property and equipment, net.......................    37,326     28,641      26,806
Goodwill....................................................    40,113     43,266      42,550
Other assets................................................    11,955     13,200      10,862
                                                              --------   --------    --------
          Total Assets......................................  $306,297   $293,514    $291,215
                                                              ========   ========    ========
                             LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................  $ 25,531   $ 22,700    $ 21,246
  Accrued expenses and other current liabilities............    53,116     59,452      57,657
                                                              --------   --------    --------
          Total current liabilities.........................    78,647     82,152      78,903
                                                              --------   --------    --------
Deferred income taxes.......................................    28,685     26,992      26,300
Other non-current liabilities...............................    15,924     19,574      20,773
Advances (to) from Ryder....................................     2,692     (2,154)        647
Shareholder's equity:
  Common stock and additional paid-in capital, $1 par value,
     7,500 shares authorized, 1,000 shares issued and
     outstanding............................................   157,335    157,384     157,384
  Retained earnings.........................................    25,074     11,640       9,314
  Translation adjustment....................................    (2,060)    (2,074)     (2,106)
                                                              --------   --------    --------
          Total shareholder's equity........................   180,349    166,950     164,592
                                                              --------   --------    --------
          Total Liabilities and Shareholder's Equity........  $306,297   $293,514    $291,215
                                                              ========   ========    ========

          See accompanying notes to consolidated financial statements.

            RYDER AUTOMOTIVE CARRIER SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,            JUNE 30,
                                              ------------------------------   -------------------
                                                1994       1995       1996       1996       1997
                                              --------   --------   --------   --------   --------
                                                                                   (UNAUDITED)
Revenue.....................................  $645,402   $594,446   $583,292   $297,945   $315,156
                                              --------   --------   --------   --------   --------
Operating Expense:
  Salaries, wages and benefits..............   321,363    293,145    301,276    153,981    166,290
  Operating supplies and expenses...........    99,569     90,331     95,178     49,437     46,146
  Purchased transportation..................    61,988     63,596     62,670     30,853     38,080
  Insurance and claims......................    28,384     28,143     37,569     15,754     14,388
  Depreciation and amortization.............    37,262     40,700     38,838     20,608     19,818
  Rent expense..............................     2,525      2,914      3,291      1,633      1,470
  Communications and utilities..............     4,651      4,934      5,727      2,823      3,344
  Operating taxes and licenses..............    27,247     24,715     23,976     12,444     11,136
  Restructuring charges.....................        --         --     18,328      4,174         --
  Other operating expense...................    12,563      9,730     13,628      5,616      4,643
                                              --------   --------   --------   --------   --------
          Total operating expense...........   595,552    558,208    600,481    297,323    305,315
                                              --------   --------   --------   --------   --------
          Operating income (loss)...........    49,850     36,238    (17,189)       622      9,841
                                              --------   --------   --------   --------   --------
Other Income:
  Miscellaneous income, net.................       310      4,504      2,470      1,269        738
  Interest income (expense).................       (82)     2,402         29        697        894
                                              --------   --------   --------   --------   --------
                                                   228      6,906      2,499      1,966      1,632
                                              --------   --------   --------   --------   --------
Earnings (Loss) Before Income Taxes.........    50,078     43,144    (14,690)     2,588     11,473
Provision (Benefit) For Income Taxes........    20,428     17,777     (1,256)     1,163      3,818
                                              --------   --------   --------   --------   --------
Net Earnings (Loss).........................  $ 29,650   $ 25,367   $(13,434)  $  1,425   $  7,655
                                              ========   ========   ========   ========   ========

          See accompanying notes to consolidated financial statements.

            RYDER AUTOMOTIVE CARRIER SERVICES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                                    COMMON STOCK
                                                   AND ADDITIONAL    RETAINED   TRANSLATION
                                                   PAID-IN CAPITAL   EARNINGS   ADJUSTMENT     TOTAL
                                                   ---------------   --------   -----------   --------
At December 31, 1993.............................     $139,640       $ 24,794     $(1,744)    $162,690
  Net earnings...................................           --         29,650          --       29,650
  Dividend.......................................      (13,229)       (53,057)         --      (66,286)
  Currency adjustment............................           --             --        (558)        (558)
                                                      --------       --------     -------     --------
At December 31, 1994.............................      126,411          1,387      (2,302)     125,496
  Net earnings...................................           --         25,367          --       25,367
  Dividend.......................................           --         (1,680)         --       (1,680)
  Capital contribution...........................       30,924             --          --       30,924
  Currency adjustment............................           --             --         242          242
                                                      --------       --------     -------     --------
At December 31, 1995.............................      157,335         25,074      (2,060)     180,349
  Net loss.......................................           --        (13,434)         --      (13,434)
  Capital contribution...........................           49             --          --           49
  Currency adjustment............................           --             --         (14)         (14)
                                                      --------       --------     -------     --------
At December 31, 1996.............................      157,384         11,640      (2,074)     166,950
  Net earnings...................................           --          7,655          --        7,655
  Dividend.......................................           --         (9,981)         --       (9,981)
  Currency adjustment............................           --             --         (32)         (32)
                                                      --------       --------     -------     --------
At June 30, 1997 (unaudited).....................     $157,384       $  9,314     $(2,106)    $164,592
                                                      ========       ========     =======     ========

          See accompanying notes to consolidated financial statements.

            RYDER AUTOMOTIVE CARRIER SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,            JUNE 30,
                                              ------------------------------   -------------------
                                                1994       1995       1996       1996       1997
                                              --------   --------   --------   --------   --------
                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net earnings (loss).......................  $ 29,650   $ 25,367   $(13,434)  $  1,425   $  7,655
  Depreciation and amortization.............    37,262     40,700     38,838     20,608     19,818
  Deferred income tax expense (benefit).....       (89)     2,861        362        257        324
  Decrease (increase) in receivables........     6,158     (2,334)     4,541    (12,876)    (6,992)
  Decrease (increase) in inventories........    (2,912)    (2,722)     6,418      4,190        970
  Decrease (increase) in prepaid and other
     current assets.........................    (4,267)      (600)       955     (1,083)    (1,115)
  Increase (decrease) in accounts payable...    13,185    (18,610)    (2,831)    (1,162)    (1,454)
  Increase (decrease) in accrued expenses
     and other liabilities..................    (5,651)    (9,250)     6,336    (10,556)    (1,795)
  Increase in other non-current
     liabilities............................     3,157      8,912      3,650    (12,135)     1,199
  Other, net................................    (1,826)    (6,173)     2,005      2,636      1,910
                                              --------   --------   --------   --------   --------
                                                74,667     38,151     46,840     (8,696)    20,520
Cash flows from investing activities:
  Purchases of property and revenue earning
     equipment..............................   (43,789)   (64,563)   (45,222)   (20,420)   (10,035)
  Sales of property and revenue earning
     equipment..............................     3,103     11,910     10,011      5,112      1,996
  Other, net................................     2,609     (5,606)     1,926       (637)      (663)
                                              --------   --------   --------   --------   --------
                                               (38,077)   (58,259)   (33,285)   (15,945)    (8,702)
Cash flows from financing activities:
  Net increase (decrease) in advances from
     Ryder..................................    29,163     (8,951)   (16,721)    23,814      2,769
  Dividends.................................   (66,286)    (1,680)        --         --     (9,981)
  Capital contributions.....................        --     30,924         49         --         --
                                              --------   --------   --------   --------   --------
                                               (37,123)    20,293    (16,672)    23,814     (7,212)
                                              --------   --------   --------   --------   --------
Increase (decrease) in cash.................      (533)       185     (3,117)      (827)     4,606
  Cash at beginning of period...............     4,906      4,373      4,558      4,558      1,441
                                              --------   --------   --------   --------   --------
Cash at end of period.......................  $  4,373   $  4,558   $  1,441   $  3,731   $  6,047
                                              ========   ========   ========   ========   ========
Summary of Noncash Activities:
  Contribution of goodwill from Ryder.......  $     --   $     --   $  7,853   $  7,853   $     --
  Increase in advances from Ryder...........        --         --      7,853      7,853         --

          See accompanying notes to consolidated financial statements.

            RYDER AUTOMOTIVE CARRIER SERVICES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
(INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND
                               1997 IS UNAUDITED)

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization. Ryder Automotive Carrier Services, Inc. ("RACS"), a Florida corporation and a wholly-owned subsidiary of Ryder System, Inc. ("Ryder"), is a holding company which operates through its wholly-owned subsidiaries. The principal subsidiaries of RACS are Ryder Automotive Operations, Inc. ("RAOI"), MCL Ryder Transport, Inc. ("MCL"), a Canadian corporation, QAT, Inc. ("QAT") and Blazer Truck Lines, Inc. (Blazer). RAOI is principally comprised of Commercial Carriers, Inc. ("CCI"), Ryder Freight Broker, Inc. and F. J. Boutell Driveaway Co., Inc. ("Boutell"). CCI, Boutell, QAT and MCL are engaged in the business of transporting automobiles and light and medium-duty trucks from manufacturing plants, ports and railway distribution points to other distribution points and automobile dealers. CCI also manufacturers equipment for RACS's use in the transportation and delivery of automobiles and trucks. Blazer provided inbound logistics to the automobile industry and was sold on February 28, 1997 (see Note
19).

     Basis of Presentation. The accompanying consolidated financial statements include the operations, assets and liabilities of Ryder Automotive Carrier Services, Inc. and subsidiaries (the "Company"). The financial statements do not include assets and liabilities of Ryder not specifically identifiable to the Company. Reserves for workers' compensation claims, postretirement benefits other than pensions, auto and general liability claims which are from $500,000 to $1,000,000 per occurrence and medical and dental claims are maintained by Ryder. The financial information included herein is not necessarily indicative of the financial position and results of operations or cash flows that would have occurred had the Company been an independent stand-alone entity during the periods presented, nor is it necessarily indicative of future results of the Company. All significant intercompany accounts and transactions have been eliminated.

     Revenue Recognition. Revenue is recorded by the Company when the vehicles are dispatched to the dealerships and other distribution points. Estimated direct costs to complete delivery of freight in-transit are accrued. All other expenses are recognized as incurred.

     Receivables. Receivables consist primarily of trade receivables resulting from vehicle shipments. Receivables are reduced by amounts considered by management to be uncollectible based on historical loss experience and review of the current status of existing receivables.

     Inventories. Inventories consist primarily of parts, materials and fuel as well as inventory related to the manufacturing of trailers and headramps. Inventories are stated at the lower of cost or market.

     Tires in Service. The Company allocates a portion of the acquisition costs of tractors and trailers to tires in service and amortizes this amount on a straight-line basis over seven years. The cost of replacement tires and tire repairs are expensed when incurred.

     Revenue Earning Equipment, Operating Property and Equipment and Depreciation. Revenue earning equipment, principally tractors and trailers, and operating property and equipment are stated at cost. Provision for depreciation is computed using the straight-line method on all depreciable assets. Annual straight-line depreciation rates are 14% for revenue earning equipment, 3% to 10% for buildings and improvements and 14% to 20% for furniture, fixtures and equipment. Effective January 1, 1995, the estimated residual values used to calculate the provision for depreciation on certain types of revenue earning equipment were changed to reflect recent experience. As a result of this change, depreciation expense was decreased by $2.2 million and $1.2 million for the years ended December 31, 1995 and 1996, respectively.

     Gains on sales of revenue earning equipment, net of vehicle disposition costs, are reported as reductions of other operating expense and totaled $0.8 million, $2.6 million and $0.1 million for the years ended December 31, 1994, 1995 and 1996, respectively, and $0.1 million for each of the six month periods ended

            RYDER AUTOMOTIVE CARRIER SERVICES, INC. AND SUBSIDIARIES

June 30, 1996 and 1997. Gains on sales of operating property and equipment are also reflected in other operating expense.

     Goodwill. Goodwill is amortized on a straight-line basis over 40 years. Amortization (included in depreciation and amortization expense) amounted to approximately $1.3 million for each of the years in the three-year period ended December 31, 1996. Accumulated amortization was approximately $11.5 million at December 31, 1995 and 1996, respectively. During 1996, Ryder contributed $7.9 million in goodwill to the Company for acquisitions made in prior years.

     Impairment of Long-Lived Assets. Long-lived assets, including goodwill, used in the Company's operations are reviewed for impairment when circumstances indicate that the carrying amount of an asset may not be recoverable. The primary indicators of recoverability are the associated current and forecasted undiscounted operating cash flows. If management has made a decision to dispose of an asset or a group of assets, those assets are reported at the lower of carrying amount or the estimated fair value less costs to sell.

     Accrued Insurance and Loss Reserves. The Company participates in Ryder's overall risk management programs for vehicle and general liability, workers' compensation, property (including cargo) and other. The major programs are summarized as follows:

          Vehicle and general liability -- The Company has recorded reserves which reflect the Company's portion of the undiscounted estimated liabilities up to $500,000 per occurrence (plus allocated loss adjustment expense) and an estimate of claims incurred but not reported. For exposures from $500,000 to $1 million per occurrence, the Company is charged a premium by Ryder based on the Company's loss experience and the related liability is retained by Ryder. Costs associated with insurance premiums to third party insurance companies for coverage in excess of $1 million are charged by Ryder to the Company based on the Company's pro rata share of Ryder's revenue.

          Workers' compensation -- Ryder has recorded reserves which reflect the Company's portion of the undiscounted estimated workers' compensation liabilities up to $1 million per injury (plus allocated loss adjustment expense) and an estimate of claims incurred but not reported. The Company is billed by Ryder based on actuarial projections of expected losses. For losses in excess of $1 million per injury, Ryder has third party insurance coverage, the cost of which is charged by Ryder to the Company based on the Company's proportionate share of losses up to $1 million. At December 31, 1995 and 1996 and June 30, 1997 the workers' compensation reserves maintained by Ryder on the Company's behalf were $58.3 million, $47.1 million, and $46.2 million, respectively.

          Property, including cargo -- The Company has recorded reserves for estimated damages to transported vehicles. The accruals for these claims include both reported claims and an estimate of claims incurred but not reported for amounts up to $50,000 per occurrence. Damages in excess of $50,000 per occurrence are insured by a third party insurance company.

     Such liabilities, whether recorded as a liability by Ryder or the Company, are necessarily based on estimates and, while management believes that the amounts are adequate, there can be no assurance that changes to management's estimates may not occur due to limitations inherent in the estimation process. Changes in the estimates of these reserves are charged or credited to income in the period determined. For reserves recorded by the Company, amounts estimated to be paid within one year have been classified as accrued expenses with the remainder included in other non-current liabilities.

     Income Taxes. The Company has been included in consolidated income tax filings of Ryder for Federal and state income tax purposes. However, the income tax provisions included in the accompanying Consolidated Financial Statements have been determined as if the Company was an independent stand-alone entity filing separate income tax returns.

            RYDER AUTOMOTIVE CARRIER SERVICES, INC. AND SUBSIDIARIES

     Deferred taxes are provided using the asset and liability method for temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax balances are adjusted for any tax law changes in the periods that include the enactment date of such changes. See Note 12.

     Foreign Currency Translation. The Company's Canadian operations use the local currency as their functional currency. Assets and liabilities of these operations are translated at the exchange rates in effect on the balance sheet date. Items included in the Statements of Operations are translated at the average exchange rates for the year. The impact of currency fluctuation is included in shareholder's equity as a translation adjustment.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Interim Unaudited Data for the Six Months Ended June 30, 1996 and 1997. In the opinion of management, the unaudited consolidated financial statements contain all of the normal and recurring adjustments necessary to present fairly the consolidated financial position of the Company at June 30, 1997 and the consolidated results of operations and cash flows of the Company for the six months ended June 30, 1996 and 1997.

NOTE 2  TRANSACTIONS WITH RYDER

     Certain Ryder branch locations provide fuel, vehicle repairs and maintenance services to the Company. Rates charged to the Company for these items approximate rates charged to significant Ryder customers for similar items and reflect the cost plus a mark-up.

     The Company participates in Ryder's combined risk management programs for vehicle and general liability, workers' compensation liability and property losses and Ryder processes claims related to vehicle and general liability and workers' compensation. The Company also participates in Ryder's medical and dental, postretirement and savings plans. See Notes 14 and 15.

     Ryder provides various general and administrative services to the Company including treasury, legal, human resources, accounting and others. Costs for these services are charged to the Company through a management fee, which is based on the Company's equity and revenue levels.

     The Company's cash and financing needs are managed by Ryder. The accompanying Consolidated Balance Sheets do not include Ryder's general corporate debt, which is used to finance the operations of all of Ryder's business units. However, Ryder allocates its corporate interest expense to each business unit based upon a target debt to equity ratio. The Company's shareholder's equity in the Consolidated Balance Sheets has been periodically adjusted to effect this target debt to equity ratio. Interest expense charged (or credited) to the Company by Ryder is principally based upon the interest cost incurred by Ryder for certain of its indebtedness.

     Management believes the methods used to determine intercompany charges and cost allocations are reasonable, however, such costs may not be representative of those which would be incurred if the Company operated as an independent stand-alone entity.

            RYDER AUTOMOTIVE CARRIER SERVICES, INC. AND SUBSIDIARIES

     Amounts charged and allocated by Ryder and its subsidiaries to the Company for the above expense items are summarized in the following table:

                                                              YEAR ENDED DECEMBER 31,
                                                            ---------------------------
                                                             1994      1995      1996
                                                            -------   -------   -------
                                                                  (IN THOUSANDS)
Operating expense:
  Salaries, wages and benefits:
     Medical and dental...................................  $ 3,653   $ 2,589   $ 2,615
     Postretirement.......................................    1,305     1,139     2,536
     Savings plan.........................................      277       368       402
     Other................................................    1,306       117       118
  Operating supplies and expense:
     Fuel, repairs and maintenance........................   23,700    19,094    21,459
  Insurance and claims....................................   24,674    18,754    22,823
  Other operating expense:
     General and administrative expense...................      721       432     1,542
     Management fees......................................    3,370     3,258     3,098
Interest income (expense).................................      858      (511)     (252)

NOTE 3  RESTRUCTURING AND OTHER CHARGES

     During 1996, the Company implemented several restructuring initiatives in an effort to reduce costs, improve profitability and align the organizational structure with the strategic direction of the Company. As a result of the initiatives, the Company recorded pretax charges in 1996 of $18.3 million which included restructuring costs of $5.5 million, early retirement costs of $4.2 million, asset write-downs of $6.0 million and other charges of $2.6 million. The charges reduced net income by $14.4 million. The pre tax charge of $4.2 million related to early retirement costs is included in the results of operations for the six month period ended June 30, 1996.

     The Company's pretax charges included $8.0 million in employee-related costs, which were primarily related to the planned elimination of approximately 140 positions. This amount included $4.2 million for approximately 60 employees who retired pursuant to a voluntary early retirement program. The headcount reductions resulted from consolidating and reorganizing corporate and field operations and affected employee groups across all levels of the Company. Nearly 50% and 65% of the separations occurred by December 31, 1996 and June 30, 1997, respectively, with the remaining separations expected to be completed by the end of 1997.

     The Company recorded $7.7 million in estimated closure costs, including asset write-downs of $6.0 million relating to both anticipated property sales and the anticipated sale of Blazer Truck Lines, Inc. (See Note 19). The Company also incurred $2.6 million of other costs, including employee relocation relating to the implementation of the restructuring.

     Management believes that the remaining restructuring liabilities of approximately $6.0 million and $2.0 million at December 31, 1996 and June 30, 1997, respectively, are adequate to complete its plans and that the liabilities will be substantially paid by the end of 1997. The additional pension and postretirement liabilities will be paid in accordance with the provisions of the existing plans. As a result of these actions, and prior to considering the effect of the sale of the Company discussed in Note 20, earnings are ultimately expected to be benefited by approximately $9.0 million annually.

            RYDER AUTOMOTIVE CARRIER SERVICES, INC. AND SUBSIDIARIES

NOTE 4  RECEIVABLES

                                                                DECEMBER 31,
                                                              -----------------   JUNE 30,
                                                               1995      1996       1997
                                                              -------   -------   --------
                                                                     (IN THOUSANDS)
Trade accounts receivable...................................  $36,152   $35,706   $39,496
Current portion of owner-operator notes receivable..........    1,813     2,932     3,097
Other receivables...........................................    6,158     1,507     4,538
                                                              -------   -------   -------
                                                               44,123    40,145    47,131
Allowance for doubtful accounts.............................     (178)     (741)     (735)
                                                              -------   -------   -------
                                                              $43,945   $39,404   $46,396
                                                              =======   =======   =======

     No bad debt expense was recorded for the year ended December 31, 1994. Bad debt expense totaled $0.1 million and $0.6 million for the years ended December 31, 1995 and 1996, respectively.

NOTE 5  INVENTORIES

                                                                DECEMBER 31,
                                                              -----------------
                                                               1995      1996
                                                              -------   -------
                                                               (IN THOUSANDS)
Trailer manufacturing inventory.............................  $ 9,499   $ 3,149
Parts, materials and fuel...................................    1,513     1,445
                                                              -------   -------
                                                              $11,012   $ 4,594
                                                              =======   =======

NOTE 6  PREPAID EXPENSES AND OTHER CURRENT ASSETS

                                                                DECEMBER 31,
                                                              -----------------
                                                               1995      1996
                                                              -------   -------
                                                               (IN THOUSANDS)
Prepaid pension.............................................  $ 5,876   $ 5,457
Tires in service............................................    4,037     3,944
Licenses and permits........................................    1,706     1,410
Operating taxes.............................................    1,002       882
Other.......................................................    1,147     1,120
                                                              -------   -------
                                                              $13,768   $12,813
                                                              =======   =======

NOTE 7  REVENUE EARNING EQUIPMENT, NET

                                                                  DECEMBER 31,
                                                              ---------------------   JUNE 30,
                                                                1995        1996        1997
                                                              ---------   ---------   ---------
                                                                       (IN THOUSANDS)
Tractors....................................................  $ 226,505   $ 226,941   $ 225,944
Trailers....................................................    142,858     150,453     147,998
Other.......................................................        966         279       1,349
                                                              ---------   ---------   ---------
                                                                370,329     377,673     375,291
Accumulated depreciation....................................   (232,362)   (235,138)   (240,798)
                                                              ---------   ---------   ---------
                                                              $ 137,967   $ 142,535   $ 134,493
                                                              =========   =========   =========

            RYDER AUTOMOTIVE CARRIER SERVICES, INC. AND SUBSIDIARIES

NOTE 8  OPERATING PROPERTY AND EQUIPMENT, NET

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1995       1996
                                                              --------   --------
                                                                (IN THOUSANDS)
Buildings and improvements..................................  $ 43,316   $ 37,227
Furniture, fixtures and equipment...........................    20,265     20,455
Land........................................................    12,265      8,866
Service vehicles and other..................................     6,653      3,513
                                                              --------   --------
                                                                82,499     70,061
Accumulated depreciation....................................   (45,173)   (41,420)
                                                              --------   --------
                                                              $ 37,326   $ 28,641
                                                              ========   ========

NOTE 9  OTHER ASSETS

                                                                DECEMBER 31,
                                                              -----------------
                                                               1995      1996
                                                              -------   -------
                                                               (IN THOUSANDS)
Long-term portion of owner-operator notes receivable........  $ 4,035   $ 6,322
Long-term portion of property notes receivable..............    2,871     2,173
Properties held for sale....................................    4,845     4,518
Other.......................................................      204       187
                                                              -------   -------
                                                              $11,955   $13,200
                                                              =======   =======

NOTE 10  ACCRUED EXPENSES AND OTHER LIABILITIES

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1995       1996
                                                              --------   --------
                                                                (IN THOUSANDS)
Vehicle and general liability reserves......................  $ 20,207   $ 26,552
Salaries and wages..........................................    22,760     21,805
Employee benefits...........................................     9,448      6,708
Cargo liability reserves....................................     5,910      5,782
Operating taxes.............................................     4,255      4,140
Environmental liabilities...................................       543      1,198
Other, including restructuring..............................     5,917     12,841
                                                              --------   --------
                                                                69,040     79,026
Non-current portion.........................................   (15,924)   (19,574)
                                                              --------   --------
Accrued expenses and other liabilities......................  $ 53,116   $ 59,452
                                                              ========   ========

     During 1995 and 1996, the Company released employee benefit reserves of $9.9 million and $0.8 million, respectively, related to prior year FICA taxes.

            RYDER AUTOMOTIVE CARRIER SERVICES, INC. AND SUBSIDIARIES

NOTE 11  LEASES

     The Company leases offices and office equipment under operating lease agreements. During 1994, 1995 and 1996, rent expense was $3.3 million, $3.2 million and $2.8 million, respectively. Future minimum payments for operating leases in effect at December 31, 1996 are as follows (in thousands):

1997........................................................  $  891
1998........................................................     893
1999........................................................     847
2000........................................................     766
2001........................................................     732
Thereafter..................................................   3,063
                                                              ------
                                                              $7,192
                                                              ======

NOTE 12  INCOME TAXES

     The provision (benefit) for income taxes included the following components:

                                                              YEAR ENDED DECEMBER 31,
                                                            ---------------------------
                                                             1994      1995      1996
                                                            -------   -------   -------
                                                                  (IN THOUSANDS)
Current tax expense (benefit):
  Federal.................................................  $18,188   $13,469   $(1,214)
  State...................................................    2,472     1,288      (404)
  Foreign.................................................     (143)      159        --
                                                            -------   -------   -------
                                                             20,517    14,916    (1,618)
                                                            -------   -------   -------
Deferred tax expense (benefit):
  Federal.................................................     (621)    1,517        68
  State...................................................      355     1,321       334
  Foreign.................................................      177        23       (40)
                                                            -------   -------   -------
                                                                (89)    2,861       362
                                                            -------   -------   -------
Provision (benefit) for income taxes......................  $20,428   $17,777   $(1,256)
                                                            =======   =======   =======

     A reconciliation of the Federal statutory tax rate with the effective tax rate follows:

                                                               % OF PRETAX INCOME
                                                              --------------------
                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              1994    1995   1996
                                                              -----   ----   -----
Statutory tax rate..........................................   35.0   35.0   (35.0)
Impact on deferred taxes for changes in tax rates...........    0.6     --      --
State income taxes, net of Federal income tax benefit.......    3.1    4.0    (0.3)
Amortization of goodwill....................................    0.9    1.0     3.1
Restructuring and other charges.............................     --     --    19.1
Miscellaneous items, net....................................    1.2    1.2     4.5
                                                              -----   ----   -----
Effective tax rate..........................................   40.8   41.2    (8.6)
                                                              =====   ====   =====

     The lower 1996 effective tax rate is primarily due to the permanent differences associated with the charge for restructuring and other items. Additionally, lower income before taxes increased the rate impact of normal, recurring permanent differences.

            RYDER AUTOMOTIVE CARRIER SERVICES, INC. AND SUBSIDIARIES

     As described in Note 1, the Company was wholly-owned by Ryder for all of the periods presented in the accompanying Consolidated Financial Statements. The deferred tax assets and liabilities shown below have been determined as though the Company was a separate company and not part of Ryder's consolidated Federal income tax returns. The components of the net deferred income tax liability were as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1995       1996
                                                              --------   --------
                                                                (IN THOUSANDS)
Deferred income tax assets:
  Accrued insurance and loss reserves.......................  $  9,761   $ 11,091
  Accrued compensation and benefits.........................     4,027      3,733
  Restructuring and other charges...........................        --      1,622
  Miscellaneous accruals and other..........................     3,656      6,256
                                                              --------   --------
                                                                17,444     22,702
  Valuation allowance.......................................    (1,812)    (3,490)
                                                              --------   --------
          Deferred income tax assets........................    15,632     19,212
                                                              --------   --------
Deferred income tax liabilities:
  Property and equipment bases differences..................   (32,984)   (32,510)
  Other items...............................................    (5,680)    (6,074)
                                                              --------   --------
          Deferred income tax liabilities...................   (38,664)   (38,584)
                                                              --------   --------
Net deferred income tax liability...........................  $(23,032)  $(19,372)
                                                              ========   ========

     A valuation allowance has been established to reduce the income tax benefits of tax loss carryforwards to amounts expected to be realized.

     Income taxes paid totaled $19 million in 1994 and $15 million in 1995. There were no income tax payments in 1996.

NOTE 13  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's notes receivable, which originate from the sale of equipment to owner-operators, were $5.8 million and $9.3 million as of December 31, 1995 and 1996, respectively. As of the same dates, the fair values of the notes receivable were $6.0 million and $9.5 million, respectively. The fair values were determined from discounted future cash flows through maturity or expiration using current rates. The fair values of all other financial instruments approximate their carrying amounts.

            RYDER AUTOMOTIVE CARRIER SERVICES, INC. AND SUBSIDIARIES

NOTE 14  PENSION AND SAVINGS PLANS

     The Company sponsors three defined benefit pension plans, covering substantially all employees not covered by union-administered plans. These plans generally provide participants with benefits based on years of service and recent average compensation levels. Funding policy for these plans is to make contributions based on normal costs plus amortization of unfunded past service liability but not greater than the maximum allowable contribution deductible for Federal income tax purposes. The majority of the plans' assets are invested in a master trust which, in turn, is primarily invested in listed stocks and bonds. Total pension expense was as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                           ----------------------------
                                                            1994       1995      1996
                                                           -------   --------   -------
                                                                  (IN THOUSANDS)
Company-administered plans:
  Present value of benefits earned during the year.......  $ 1,604   $  1,203   $ 1,443
  Interest cost on projected benefit obligation..........    3,214      3,320     3,755
  Return on plan assets:
     Actual..............................................     (710)   (14,145)   (8,397)
     Deferred............................................   (3,583)     9,669     2,863
  Additional expense from early retirement program.......       --         --     2,650
  Other, net.............................................     (575)      (583)     (691)
                                                           -------   --------   -------
                                                               (50)      (536)    1,623
Union-administered plans.................................   19,625     18,948    20,921
                                                           -------   --------   -------
Net pension expense......................................  $19,575   $ 18,412   $22,544
                                                           =======   ========   =======

     As a part of the Company's restructuring and other profit improvement initiatives, certain employees accepted early retirement benefits, which increased 1996 pension expense by $2.7 million.

     The following table sets forth the plans' funded status and the Company's prepaid pension expense:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1995      1996
                                                              -------   -------
                                                               (IN THOUSANDS)
Plan assets at fair value...................................  $66,734   $71,334
Actuarial present value of service rendered to date:
  Accumulated benefit obligation, including vested benefits
     of $43,819 and $47,770 in 1995 and 1996,
     respectively...........................................   44,429    50,107
  Additional benefit based on estimated future salary
     levels.................................................    2,972     4,225
                                                              -------   -------
Projected benefit obligation................................   47,401    54,332
                                                              -------   -------
Plan assets in excess of projected benefit obligation.......   19,333    17,002
Unrecognized transition amount..............................   (4,311)   (3,685)
Other, primarily unrecognized prior service cost and net
  gains.....................................................   (9,146)   (7,860)
                                                              -------   -------
Prepaid pension expense.....................................  $ 5,876   $ 5,457
                                                              =======   =======

            RYDER AUTOMOTIVE CARRIER SERVICES, INC. AND SUBSIDIARIES

     The following table sets forth the actuarial assumptions used for the Company's dominant plan:

                                                                 DECEMBER 31,
                                                              ------------------
                                                              1994   1995   1996
                                                              ----   ----   ----
Discount rate...............................................   8.5%   7.5%   7.5%
Rate of increase in compensation levels.....................   5.0%   5.0%   5.0%
Expected long-term rate of return on plan assets............   8.5%   8.5%   8.5%
Transition amortization in years............................    17     17     17
Gain and loss amortization in years.........................     9      9      9

     The Company also contributed to various defined benefit, union-administered, multi-employer plans for employees under collective bargaining agreements. The Company contributed and charged to expense approximately $19.6 million, $18.9 million, and $20.9 million for the years ended December 31, 1994, 1995, and 1996, respectively, for such plans. These contributions are determined in accordance with the provisions of negotiated labor contracts and are generally based on the number of hours or days worked.

     In addition, the Company participates in certain defined contribution savings plans sponsored by Ryder that cover substantially all eligible employees. Contributions to the plans include employee contributions and contributions made by Ryder under a matching program. Defined contribution expense totaled $0.3 million, $0.4 million and $0.4 million for the years ended December 31, 1994, 1995 and 1996, respectively.

NOTE 15  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company participates in Ryder plans which provide retired employees with certain health care and life insurance benefits. Substantially all employees not covered by union-administered health and welfare plans are eligible for these benefits. Health care benefits are generally provided to qualified retirees and eligible dependents. Generally, these plans require employee contributions which vary based on years of service and include provisions which cap Company contributions. Reserves related to these plans are carried by Ryder.

     Total periodic postretirement benefit expense was as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1994     1995     1996
                                                              ------   ------   ------
                                                                   (IN THOUSANDS)
Current year service cost...................................  $  230   $  216   $  185
Interest accrued on postretirement benefit obligation.......     867      923      828
Additional expense from early retirement program............      --       --    1,523
Other, net..................................................     208       --       --
                                                              ------   ------   ------
Periodic postretirement benefit expense.....................  $1,305   $1,139   $2,536
                                                              ======   ======   ======

     As part of the Company's restructuring and other profit improvement initiatives, certain employees accepted early retirement benefits which increased 1996 postretirement benefit expense by $1.5 million.

            RYDER AUTOMOTIVE CARRIER SERVICES, INC. AND SUBSIDIARIES

     The Company's postretirement benefit plans are not funded. The following summarizes the reserves carried by Ryder:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1995      1996
                                                              -------   -------
                                                               (IN THOUSANDS)
Accumulated postretirement benefit obligation:
  Retirees..................................................  $ 9,509   $10,006
  Fully eligible active plan participants...................      863       800
  Other active plan participants............................    2,908     2,314
                                                              -------   -------
                                                               13,280    13,120
Unrecognized net gains (losses).............................   (1,872)      300
                                                              -------   -------
Accrued unfunded postretirement benefit obligation..........  $11,408   $13,420
                                                              =======   =======
Discount rate...............................................      7.5%      7.5%

     The actuarial assumptions include health care cost trend rates projected ratably from 11% in 1997 to 6% in the year 2003 and thereafter. Increasing the assumed health care cost trend rates by 1% in each year would have increased the accumulated postretirement benefit obligation as of December 31, 1996 by $1.0 million and would not have had a material effect on periodic postretirement benefit expense for 1996.

NOTE 16  ENVIRONMENTAL MATTERS

     The Company's operations involve storing and dispensing petroleum products, primarily diesel fuel. In 1988, the Environmental Protection Agency issued regulations that established requirements for testing and replacing underground storage tanks. The Company is involved in various stages of investigation, cleanup and tank replacement to comply with the regulations. In addition, the Company received notices from the Environmental Protection Agency and others that it has been identified as a potentially responsible party (PRP) under the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act and similar state statutes and may be required to share in the cost of cleanup of four identified disposal sites.

     The Company records a liability for environmental assessments and/or cleanup when it is probable a loss has been incurred. Generally, the timing of these accruals coincides with the identification of an environmental problem through the Company's internal procedures or upon notification from regulatory agencies. The estimate of loss is based on information obtained from independent environmental engineers and/or from Company experts regarding the nature and extent of environmental contamination, remedial alternatives available and the cleanup criteria required by relevant governmental agencies. The estimated costs include amounts for anticipated site testing, consulting, remediation, disposal, post-remediation monitoring and legal fees, as appropriate. These amounts represent the estimated undiscounted costs to fully resolve the environmental matters in accordance with prevailing Federal, state and local requirements based on information presently available. The liability includes estimates of cost sharing with other PRPs at Superfund sites. The Company's environmental expenses were $0.6 million, $2.0 million and $1.2 million for the years ended December 31, 1994, 1995 and 1996, respectively.

     The ultimate costs of the Company's environmental liabilities cannot be projected with certainty due to the presence of several unknown factors, primarily the level of contamination, the effectiveness of selected remediation methods, the stage of investigation at individual sites, the determination of the Company's liability in proportion to other responsible parties and the recoverability of such costs from third parties. Based on information presently available, management believes that the ultimate disposition of these matters, although potentially material to the results of operations in any one year, will not have a material adverse effect on the Company's financial condition or liquidity.

            RYDER AUTOMOTIVE CARRIER SERVICES, INC. AND SUBSIDIARIES

NOTE 17  INDUSTRY SEGMENT, MAJOR CUSTOMERS AND GEOGRAPHIC INFORMATION

     The Company operates solely in the automotive industry, primarily transporting automobiles and light and medium-duty trucks from manufacturing plants, ports and railway distribution points to automobile dealerships and other distribution points. In 1994, 1995 and 1996, approximately 83.8%, 84.9% and 85.6%, respectively, of the Company's revenue was derived from six customers, one of which, General Motors, accounted for approximately 51.1%, 51.6% and 49.9% of revenue, respectively. The Company operates in the United States and Canada. Operating income (loss) shown below includes gains on the sale of operating property and equipment in the amounts of $0.2 million, $3.5 million and $1.6 million for 1994, 1995 and 1996, respectively. Geographic financial information is as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                         ------------------------------
                                                           1994       1995       1996
                                                         --------   --------   --------
                                                                 (IN THOUSANDS)
Revenue:
  United States........................................  $610,088   $556,663   $547,158
  Canada...............................................    35,314     37,783     36,134
                                                         --------   --------   --------
                                                         $645,402   $594,446   $583,292
                                                         ========   ========   ========
Operating income (loss):
  United States........................................  $ 50,800   $ 37,107   $(13,186)
  Canada...............................................      (950)      (869)    (4,003)
                                                         --------   --------   --------
                                                         $ 49,850   $ 36,238   $(17,189)
                                                         ========   ========   ========
Identifiable assets:
  United States........................................  $233,645   $265,200   $257,095
  Canada...............................................    40,942     41,097     36,419
                                                         --------   --------   --------
                                                         $274,587   $306,297   $293,514
                                                         ========   ========   ========

NOTE 18  COMMITMENTS AND CONTINGENCIES

     The Company is a party to various claims, legal actions and complaints arising in the ordinary course of business which relate to the Company's operations, including the manufacture of trailers and headramps. While any proceeding or litigation has an element of uncertainty, management believes that the disposition of these matters will not have a material impact on the financial condition, liquidity or results of operations of the Company.

     The Company has entered into employment agreements with certain executive officers of the Company. The agreements, which are substantially similar, provide for compensation to the officers in the form of annual base salaries and bonuses based on earnings. The employment agreements also provide for severance benefits upon the occurrence of certain events, including a change in control, as defined.

            RYDER AUTOMOTIVE CARRIER SERVICES, INC. AND SUBSIDIARIES

NOTE 19  SALE OF BLAZER

     In the fourth quarter of 1996, management made a decision to dispose of Blazer, an in-bound logistics provider to the automotive industry. Consistent with this decision and included within the full year restructuring charge discussed in Note 3, management recorded restructuring and other charges of $2.8 million and asset write-downs of $4.2 million to reduce the carrying values of Blazer assets to an estimate of fair value less costs to sell. The Company sold Blazer on February 28, 1997. The condensed financial statements of Blazer are as follows:

STATEMENTS OF OPERATIONS AND CHANGES IN COMPANY INVESTMENT

                                                                          FOR THE SIX MONTHS
                                                                                ENDED
                                              YEAR ENDED DECEMBER 31,          JUNE 30,
                                            ---------------------------   ------------------
                                             1994      1995      1996      1996       1997
                                            -------   -------   -------   -------   --------
                                                             (IN THOUSANDS)
Revenue...................................  $25,529   $19,366   $14,520    $7,565    $ 2,204
Operating expense.........................   25,897    19,816    22,203     8,357      2,277
                                            -------   -------   -------    ------    -------
Operating loss............................     (368)     (450)   (7,683)     (792)       (73)
Other expense.............................     (378)     (110)       (9)       10         14
                                            -------   -------   -------    ------    -------
Loss before income taxes..................     (746)     (560)   (7,692)     (802)       (87)
Income tax benefit........................      (19)     (472)     (320)      275        739
                                            -------   -------   -------    ------    -------
Net income (loss).........................     (727)      (88)   (7,372)     (527)       652
Company investment at beginning of
  period..................................      721         5      (151)     (151)    (7,648)
Net change in Company investment..........       11       (68)     (125)      453      6,996
                                            -------   -------   -------    ------    -------
Company investment at end of period.......  $     5   $  (151)  $(7,648)   $ (225)   $    --
                                            =======   =======   =======    ======    =======

BALANCE SHEETS

                                                              DECEMBER 31,
                                                            -----------------   JUNE 30,
                                                             1995      1996       1997
                                                            -------   -------   --------
                                                                   (IN THOUSANDS)
Current assets............................................  $ 2,049   $ 1,526   $    --
Property and equipment, net...............................    1,687       428        --
Other assets, principally goodwill........................    3,428        --        --
                                                            -------   -------   -------
Total assets..............................................  $ 7,164   $ 1,954   $    --
                                                            =======   =======   =======
Current liabilities.......................................  $ 2,768   $ 5,976        --
Other liabilities.........................................    4,547     3,626        --
Company investment........................................     (151)   (7,648)       --
                                                            -------   -------   -------
Total liabilities and Company investment..................  $ 7,164   $ 1,954   $    --
                                                            =======   =======   =======

NOTE 20  SUBSEQUENT EVENT

     On August 21, 1997, Ryder announced that it had reached a definitive agreement and received the necessary regulatory approvals to sell the stock of the Company, along with another business unit, to Allied Holdings, Inc. ("Allied") for approximately $114.5 million in cash and assumption of certain liabilities of the business. The sale of the Company to Allied is expected to be completed by September 30, 1997.